Exhibit 99.1

	Company Contact:	Edwin Lewis
President & Co-CEO
(310) 460-0245
FOR IMMEDIATE RELEASE
	Investor Relations:	Chad A. Jacobs
Brendon Frey
Integrated Corporate Relations
(203) 682-8200

MOSSIMO, INC. REPORTS FIRST QUARTER FISCAL 2004 RESULTS

Santa Monica, California, May 16, 2005—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the first quarter ended March 31, 2005.

Mossimo, Inc. reported first quarter 2005 total net revenues increased to $8.7 million compared to $6.2 million for the same period last year.  The Company reported first quarter net earnings of $1.8 million compared to net earnings of $1.2 million for the same period last year, and diluted earnings per share of $0.12 compared to diluted earnings per share of $0.08 for the same period last year. Pre-tax net earnings were $3.1 million, or $0.20 per diluted share in the first quarter of 2005, compared to pre-tax net earnings of $2.0 million, or $0.13 per diluted share in the first quarter of 2004.

Edwin Lewis, President and Co-Chief Executive Officer stated, “Our results for the first quarter were primarily driven by improvements in our Target business, partially offset by ongoing challenges at Zellers. With regard to Modern Amusement, we are working hard to fine-tune our merchandising and distribution strategies. We remain focused on executing our business plan and we are committed to enhancing our platform for the future.”

To listen to the Mossimo prerecorded first quarter fiscal 2005 earnings call, please dial (719) 457-0820 or (888) 203-1112, followed by the conference identification number #4498166.  This call will be available beginning today, May 16, 2005 at 4:00 pm ET and run through May 23, 2005 at 11:59 pm ET.

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, and belts.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target and Hudson’s Bay Company/Zellers stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q, periodically filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.

CONDENSED / CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2005	2004

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,252	$4,903
Restricted cash	415	413
Investments	—	4,800
Accounts receivable	7,877	2,908
Merchandise inventory	574	539
Deferred income taxes	1,873	1,739
Prepaid expenses and other current assets	581	436
Total current assets	20,572	15,738

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization	1,041	1,117
DEFERRED INCOME TAXES	4,380	5,646
GOODWILL	212	212
TRADENAME, net	98	112
OTHER ASSETS	78	96
	$26,381	$22,921

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$851	$352
Accrued liabilities	260	257
Accrued commissions	914	258
Accrued bonuses	681	206
Total current liabilities	2,706	1,208

Deferred rent	141	135
Total current assets	2,847	1,208

COMMITMENTS CONTINGENCIES, AND SUBSEQUENT EVENTS

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—

Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,738,442 at March 31, 2005 and December 31, 2004.	15	15
Additional paid-in capital	39,763	39,763
Accumulated deficit	(16,244)	(18,065)
Stockholders’ equity	23,534	21,713
	$26,381	$22,921

MOSSIMO, INC.

CONDENSED / CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	For The Three Months
	Ended March 31,
	2005	2004

Revenue from license royalties and design service fees	$7,354	$6,197

Product sales	1,310	26
Total revenues	8,664	6,223

Operating expenses:
Cost of product sales	1,038	13
Selling, general and administrative	4,575	4,200
Total operating expenses	5,613	4,213

Earnings from operations	3,051	2,010

Other income:
Interest income	30	27
Total other income	30	27

Earnings before income taxes	3,081	2,037

Income taxes	1,260	930

Net earnings	$1,821	$1,190

Earnings per common share:
Basic	$0.12	$0.08

Diluted	$0.12	$0.08

Weighted average common shares outstanding:
Basic	15,738	15,738

Diluted	15,757	15,771